EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-110942 and 333-167112) of Salix Pharmaceuticals, Ltd., and

(2) Registration Statement (Form S-8 Nos. 333-126685, 333-126290, 333-116675, 333-96771, 333-63604, 333-61497, 333-135268, 333-47586, 333-151658, 333-41801, and 333-160294) pertaining to various stock-based compensation plans of Salix Pharmaceuticals, Ltd.;

of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedule of Salix Pharmaceuticals, Ltd. and the effectiveness of internal control over financial reporting of Salix Pharmaceuticals, Ltd. included in this Annual Report (Form 10-K) of Salix Pharmaceuticals, Ltd. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 28, 2012